Exhibit 10.7
JEFFERIES GROUP, INC.
2003 INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK AGREEMENT
     AGREEMENT dated as of [insert grant date] (the “Grant Date”), between JEFFERIES GROUP, INC., a Delaware corporation (the “Company”), and [insert employee name] (“Employee”).
     WHEREAS, the Compensation Committee of the Board of Directors (the “Committee”) has determined that the Company shall make a grant of Restricted Stock to Employee under the Company’s 2003 Incentive Compensation Plan (the “2003 Plan”), in furtherance of the purposes of the 2003 Plan and in recognition of Employee’s service as an employee of the Company and/or its subsidiaries; and
     WHEREAS, the Company desires to confirm the grant of Restricted Stock, and to set forth the terms and conditions of such grant, and Employee desires to accept such grant and agree to the terms and conditions thereof, as set forth in this Restricted Stock Agreement (the “Agreement”).
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     1. Grant of Restricted Stock. The Company hereby confirms the grant, under the 2003 Plan, to Employee on the Grant Date set forth above of [insert number of shares] shares of Restricted Stock (the “Restricted Stock”). The Restricted Stock is subject to all of the terms and conditions set forth in this Agreement, including the restrictions set forth in Section 3. The Company shall issue in the name of Employee, as promptly as practicable, one or more certificates representing the shares of Common Stock, $.0001 par value (“Common Stock”), granted as Restricted Stock or shall instruct its transfer agent to issue Restricted Stock which shall be maintained in “book entry” form on the books of the transfer agent. The Restricted Stock shall bear the restrictive legend and be subject to the other terms set forth in Section 3. For purposes of this Agreement, each tranche of shares of Common Stock will remain Restricted Stock until the expiration of the Restrictions (as defined in Section 3) on such tranche or the forfeiture of the Restricted Stock, without regard to extraordinary transactions which may affect the Common Stock except as may be otherwise provided under the 2003 Plan and determinations of the Committee thereunder.
     2. Incorporation of 2003 Plan by Reference. The Restricted Stock has been granted to Employee under the 2003 Plan. The 2003 Plan and information regarding the 2003 Plan, including documents that constitute the “Prospectus” for the 2003 Plan under the Securities Act of 1933, can be viewed and printed out from the Company’s secure Intranet website, www.corp.jefferies.com (go to People Services, then to Plan Documents). All of the terms, conditions, and other provisions of the 2003 Plan are hereby incorporated by reference into this Agreement. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the 2003 Plan. If there is any conflict between the provisions of this Agreement and the provisions of the 2003 Plan, the provisions of the 2003 Plan shall govern. Employee hereby acknowledges that the 2003 Plan and information regarding the 2003 Plan has been made readily available to him and agrees to be bound by all the terms and provisions thereof (as presently in effect or hereafter amended), rules and regulations adopted from time to time thereunder, and by all decisions and determinations of the Committee made from time to time thereunder.
     3. Restrictions on Restricted Stock and Related Terms.
     (a) Restrictions Generally. Until they expire in accordance with Section 3(b), the following restrictions (the “Restrictions”) shall apply to the Restricted Stock: (1) the Restricted Stock shall be subject to a risk of forfeiture as set forth in Section 3(b) (the “Risk of Forfeiture”), and (2) Employee shall not sell, transfer, assign, pledge, margin, or otherwise encumber or dispose of the Restricted Stock (except for transfers and forfeitures to the Company). Upon issuance of certificates or the transfer agent making the appropriate entry on its books representing the Restricted Stock in the name of Employee, which shall occur as promptly as practicable after the Grant Date, Employee shall be entitled to receive dividends on the Restricted Stock as provided in Section 3(e), shall be entitled to vote Restricted Stock on any matter submitted to a vote of holders of Common Stock, and shall have all other rights in connection with such Restricted Stock as would a holder of Common Stock except as otherwise expressly provided under this Section 3, and subject to the Committee’s authority (including authority to make adjustments to Awards) under the 2003 Plan.
     (b) Risk of Forfeiture and Expiration Thereof. Unless otherwise determined by the Committee, if for any reason Employee’s employment by the Company or a subsidiary terminates prior to the expiration of the Restrictions, and immediately thereafter Employee is not employed by the Company or any direct or indirect subsidiary of Company (“Termination”), except as set forth below, all Restricted Stock as to which the Restrictions have not expired at or before the time of such Termination (and any related property resulting from Section 3(e)(iii)) shall be forfeited at the time of such Termination. Except as otherwise specifically set forth herein, the Restrictions shall expire as to [insert percentage to vest]% of the shares of Restricted Stock (and any related property) on each of [insert vesting dates] (each being a “Vesting Date,” at which date such Restricted Stock is deemed “vested”).
(i)	Death or Disability. If Employee dies or if such Termination is by reason of Employee’s Disability (as defined below), then such forfeiture shall not occur, and the Restrictions as to all of the shares of Restricted Stock shall immediately expire upon such death or Termination.

(ii)	Retirement or Involuntary Termination by the Company not for Cause (and not subject to Section 3(b)(iii)). In the event of Employee’s Retirement or an involuntary Termination of Employment by the Company not for Cause (other than a Termination not for Cause following a Change in Control), provided that the Employee executes a settlement agreement and release in such form as may be requested by the Company (and provided further that any period of revocation required by law has expired without Employee exercising his right to revoke his agreement to the settlement agreement and release), Restricted Stock not then or previously vested shall not then be forfeited, but thereafter shall be forfeited if there occurs a Forfeiture Event prior to the earlier of the Vesting Date for such Restricted Stock or Employee’s death. A “Forfeiture Event” shall be deemed to occur if, following Employee’s Retirement or Termination by the Company not for Cause,

Employee renders services for any organization or engages (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) directly or indirectly, in any business which is or becomes competitive with the Company, its subsidiaries or affiliates, or otherwise engaged in conduct violating Section 7.4(a), 7.4(b) or 7.4(c) of the Plan. However, following Employee’s Retirement or Termination by the Company not for Cause, it shall not constitute a Forfeiture Event if Employee purchases stock or other securities of an organization or business so long as the stock or other securities are listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.

(iii)	Termination not for Cause Following a Change in Control. If, following a Change in Control, Employee’s employment is terminated not for Cause by the Company or its successor, Restrictions on all of the then-outstanding Restricted Stock not vested at the date of Termination will immediately expire and such Restricted Stock will immediately vest. If a Change in Control occurs followed by Termination of Employment by the Company not for Cause and a determination is made by the Company pursuant to Sections 280G and 4999 of the Code that a “golden parachute” excise tax will be payable in connection with compensation to Employee hereunder, Employee’s right to accelerated vesting of the shares upon the Change in Control, to the extent such right results in “parachute payments” (as such term is defined in Code Section 280G), shall be limited to the extent just necessary to avoid the excise tax. This limitation shall be applied in a manner that maximizes the number of shares as to which accelerated vesting can apply (or, stated conversely, any limitation on acceleration of vesting shall apply first to those shares with the lengthiest remaining vesting period, which shares would result in the highest “parachute payments”).

(iv)	Termination by Employee for any reason or Termination by the Company for Cause. In the event of Employee’s Termination of Employment by Employee for any reason (other than due to Retirement, death or Disability) or by the Company for Cause, the portion of the then-outstanding Restricted Stock not vested at the date of termination will be forfeited.
(c)	Certain Definitions. The following definitions apply for purposes of this Agreement:

(i)	“Cause” means Employee’s:

Neglect, failure or refusal to timely perform the duties of Employee’s employment (other than by reason of a physical or mental illness or impairment), or Employee’s gross negligence in the performance of his or her duties;

Material breach of any agreements, covenants and representations made in any employment agreement or other agreement with the Company or any of its subsidiaries or affiliates or violation of internal policies or procedures as are in effect as of the date such action is taken, including but not limited to the Company’s Code of Ethics, as amended from time to time;

Violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to Employee, the Company, its subsidiaries or affiliates or any material general policy or directive of the Company, its subsidiaries or affiliates;

Conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or any felony of any nature whatsoever;

Failure to obtain or maintain any registration, license or other authorization or approval that Employee is required to maintain or that the Company, its subsidiaries or affiliates reasonably believes is required in order for Employee to perform his or her duties, provided, however, that Employee shall be given written notice of any such registration, license or other authorization or approval that he or she is required to obtain and a reasonable period of time to obtain such registration, license, or other authorization or approval; or

Willful failure to execute a directive of the board of directors of the Company or any of its subsidiaries or affiliates, the Executive Committee of any of the Company’s subsidiaries or affiliates, or Employee’s supervisor (unless such directive would result in the commission of an act which is illegal or unethical) or commission of an act against the directive of such Board, such Executive Committee or Employee’s supervisor.

(ii)	A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied after the Grant Date:

Any person (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as such term is modified in Section 13(d)), other than (i) an employee plan established by the Company or any of its subsidiaries or (ii) any group of Company employees holding shares subject to agreements relating to the voting of such shares, becomes a beneficial owner, directly or indirectly, of more than 51% of the voting stock of the Company;

The consummation of a merger or consolidation of the Company with any other corporation or any other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company, if the holders of the Company’s voting securities immediately prior to such transaction hold in the aggregate less than a majority of the then outstanding voting securities of the Company (or any successor company or entity) entitled to vote generally in the election of the directors of the Company (or such other company or entity) after such transaction;

The sale or disposition by the Company of all or substantially all of its assets in which one person or more than one person acting as a group acquires assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition; or

A change in the composition of the Board of Directors of the Company such that individuals who, as of the date of this agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a member of the Board of Directors of the Company subsequent to the date of this agreement whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as if that individual were a member of the Incumbent Board.

(iii)	“Disability” means that Employee has commenced receipt of long-term disability benefits under the Company’s long-term disability policy as in effect at the date of Employee’s termination of employment.

(iv)	“Retirement” means retirement after attaining the age at which an Employee’s age plus his years of service equals 60 [(or age 62 if Employee has a title of Executive Vice President or is a member of the Executive Committee)], provided, however, that Employee has provided a minimum of 7.5 years of service to the Company, its subsidiaries or affiliates [and such retirement is more than 12 months after the Grant Date]. For this purpose, years of service shall be credited for each twelve month period beginning on the date of Employee’s commencement of employment with the Company and on each anniversary thereof during which the Employee was in active employment with the Company. [For the avoidance of doubt, Employee’s retirement within 12 months of the Grant Date, shall not qualify as a Retirement hereunder.]

(v)	“Termination” or “Termination of Employment” means the event by which Employee ceases to be employed by the Company, its subsidiaries and affiliates and immediately thereafter is not employed by any other entity included within the Company.
             (d) Evidence of Restricted Stock. Restricted Stock shall be evidenced either (i) by issuance of one or more certificates in the name of Employee or (ii) by an entry on the books of the Company’s transfer agent. The Restricted Stock shall bear an appropriate legend referring to the terms, conditions, and Restrictions applicable hereunder in substantially the following form:
The shares of Common Stock represented by this certificate (the “Shares”) have been granted by Jefferies Company, Inc. (the “Company”) as Restricted Stock under the Company’s 2003 Incentive Compensation Plan (the “2003 Plan”) and the Restricted Stock Agreement (the “Agreement”), dated as of [insert date of agreement] between the registered owner named hereon (“Employee”) and the Company. Under the 2003 Plan and the Agreement, copies of which may be examined at the office of the Secretary of the Company, until [insert last vesting date] (subject to acceleration in certain circumstances), Employee shall not sell, transfer, assign, pledge, margin, or otherwise encumber or dispose of the Shares (except for transfers and forfeitures to the Company), and Employee shall forfeit the Shares upon termination of Employee’s employment with the Company and its subsidiaries in certain circumstances. The Shares are subject to certain other terms and conditions set forth in the Agreement.
Unless otherwise determined by the Company, certificates representing Restricted Stock shall remain in the physical custody of the General Counsel of the Company or his designee until such time as Restrictions on such Restricted Stock have expired. In addition, Restricted Stock shall be subject to such stop-transfer orders and other restrictive measures as the General Counsel of the Company shall deem advisable under federal or state securities laws, rules and regulations thereunder, and the rules of the New York Stock Exchange (the “NYSE”) or any national securities exchange or automated quotation system on which Common Stock is then listed or quoted, or to implement the Restrictions.
     (e) Dividends and Distributions; Stock Splits. Employee shall be entitled to receive dividends and distributions payable with respect to Restricted Stock if and to the extent that he or she is the record owner of such Restricted Stock on any record date for such a dividend or distribution and he or she has not forfeited such Restricted Stock on or before the payment date for such dividend or distribution, and Restricted Stock shall be subject to any stock split, subject to the following terms and conditions:
(i)	In the event of a cash dividend or distribution on Common Stock which is not a large, special and non-recurring dividend or distribution (as determined by the Board of Directors), such dividend or distribution shall be paid in cash to Employee;

(ii)	In the event of a large, special and non-recurring cash dividend payable on Common Stock, the Company shall retain the amount of such cash dividend and, in lieu of delivery thereof, shall grant to Employee additional shares of Restricted Stock having a fair market value (as determined by the Committee) at the payment date of the dividend or distribution equal to the amount of cash paid as a dividend or distribution on each share of Common Stock multiplied by the number of shares of Employee’s Restricted Stock. Such additional Restricted Stock will be subject to the same Restrictions and to such other terms and conditions as applied to the Restricted Stock;

(iii)	In the event of any non-cash dividend or distribution in the form of property other than Common Stock payable on Common Stock (including shares of a subsidiary of the Company distributed in a spin-off) (unless the Committee determines to make equitable adjustments under Section 5.3 of the 2003 Plan in lieu of the procedure specified in this Section 3(e)(iii)), the Company shall retain in its custody the property so distributed in respect of Employee’s Restricted Stock, which property will be subject to the same Restrictions and to such other terms and conditions of the 2003 Plan and this Agreement as apply to the Restricted Stock with respect to which such property was distributed, until such time as the Restrictions expire or the Restricted Stock (together with such property) are forfeited. To the greatest extent practicable, such property will be treated the same as such Restricted Stock with respect to which the property was distributed, including in the event of any dividends or distributions paid in respect of such property or with respect to the placement of any legend on certificate(s) or documents representing such property.

(iv)	In the event of a dividend or distribution in the form of Common Stock or split-up of shares, the Common Stock issued or delivered as such dividend or distribution or resulting from such split-up will be deemed to be additional Restricted Stock and will be subject to the same Restrictions and to such other terms and conditions of the 2003 Plan and this Agreement as applied to the Restricted Stock with respect to which such dividend or distribution was paid or which was subject to such split-up.
     (f) Delivery of Certificates. Upon expiration of Restrictions on any Restricted Stock, the shares previously issued in the name of Employee as such Restricted Stock shall no longer be deemed to be Restricted Stock, and the Company shall, subject to the satisfactory payment of any federal, state or foreign taxes or other amounts referred to in Section 4, below, cause any legend referring to the Restrictions to be removed from the certificate(s) representing such shares and shall deliver such certificate(s) (together with any property resulting from Section 3(e)(iii)) to Employee.
     (g) Stock Powers. Employee shall deliver to the General Counsel of the Company, at the time of execution of this Agreement and/or at such other time or times as the General Counsel may request, one or more executed stock powers, in the form attached hereto as Exhibit A or such other form as may be specified by the General Counsel, authorizing the transfer of the Restricted Stock to the Company upon forfeiture, and Employee shall take such other steps or perform such other actions as may be requested by the General Counsel to effect the transfer of any forfeited Restricted Stock (together with any property resulting from Section 3(e)(iii)) to the Company.
     4. Tax Withholding. Employee shall make arrangements satisfactory to the Company, or, in the absence of such arrangements, the Company and any subsidiary may deduct from any payment to be made to Employee any amount necessary, to satisfy requirements of federal, state, local, or foreign tax law to withhold taxes or other amounts with respect to the grant of the Restricted Stock or the expiration of the Restrictions applicable to the Restricted Stock (and any property resulting from Section 3(e)(iii)). In the event that Employee files, under Section 83(b) of the Code, an election to be taxed on his receipt of Restricted Stock as the receipt of ordinary income at the date of grant of the Restricted Stock, Employee shall at the time of such filing notify the Company of the making of such election and furnish a copy of the notice to the Company. Unless Employee has made separate arrangements satisfactory to the Company, the Company may elect to withhold shares deliverable upon lapse of the Restrictions on the Restricted Stock having a fair market value (as determined by the Committee) equal to the amount of such tax liability required to be withheld in connection with the grant of the Restricted Stock or the expiration of the Restrictions applicable to the Restricted Stock, but the Company shall not be obligated to withhold such shares. The Company may specify a reasonable deadline (for example, 90 days before lapse of Restrictions) by which separate arrangements must be made for payment of withholding taxes other than through withholding of shares.

     5. Legal Compliance. Employee agrees to take any action the Company reasonably deems necessary in order to comply with federal and state laws, or the rules and regulations of the NYSE, the National Association of Securities Dealers, Inc., or any other stock exchange, or any other obligation of the Company or Employee relating to the Restricted Stock or this Agreement.
     6. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.
     7. Miscellaneous. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties. This Agreement and the 2003 Plan constitute the entire agreement between the parties with respect to the Restricted Stock, and supersede any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation, or termination of this Agreement which may impose any additional obligation upon the Company or materially impair the rights of Employee with respect to the Restricted Stock shall be valid unless in each instance such amendment, alteration, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and, if Employee’s rights are being materially impaired, by Employee. Neither the Restricted Stock nor the granting thereof shall constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company or any subsidiary for any period of time, or at any particular rate of compensation. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.
     The Employee hereby acknowledges that the type and periods of restriction imposed in the provisions of this Agreement are fair and reasonable. The Employee hereby further acknowledges that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the Employee agrees that if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Employee:	JEFFERIES GROUP, INC.

By:
[Insert employee name]

Social Sec. No.

Address:

[Insert employee address]

STOCK POWER
     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto Jefferies Group, Inc. [insert number of shares] shares of Common Stock, $0.0001 par value per share, of Jefferies Group, Inc., a Delaware corporation (the “Corporation”), registered in the name of the undersigned on the books and records of the Corporation, and does hereby irrevocably constitute and appoint [ ]and [ ], and each of them, attorneys, to transfer the Common Stock on the books of the Corporation, with full power of substitution in the premises.

(Signature should be in exact form as on Stock certificate)

Date